FIRST DEFINED PORTFOLIO FUND, LLC
                           FOURTH AMENDED AND RESTATED
         ESTABLISHMENT AND DESIGNATION OF SERIES OF MEMBERSHIP INTERESTS

         WHEREAS, pursuant to Section 4.2 of the Limited Liability Company Agreement dated as of January 8, 1999 (the "Agreement"), of First Defined Portfolio Fund, LLC, a Delaware limited liability company (the "Company"), the Sole Trustee of the Company, on the 18th day of June, 1999, established and designated twelve series of Membership Interests (as defined in the Agreement) (each a "Fund") to have the special and relative rights described in such Establishment and Designation of Series;

         WHEREAS, on the 20th day of September, 1999, the Trustees of the Company amended and restated such Establishment and Designation of Series in order to eliminate two series (The Dowsm Target 10 Portfolio and the Target Small Cap Portfolio) and add an additional series (The Dowsm DART 10 Portfolio) and to modify the names of certain Funds;

         WHEREAS, on the 7th day of March, 2005, the Trustees of the Company amended and restated such Establishment and Designation of Series in order to designate an additional series named The Dowsm Target Dividend Portfolio and to modify the names of certain Funds;

         WHEREAS, on the 11th day of December, 2006, the Trustees of the Company amended and restated such Establishment and Designation of Series in order to eliminate four series (First Trust Energy Portfolio, First Trust Financial Services Portfolio, First Trust Pharmaceutical Portfolio and First Trust Technology Portfolio), effective March 16, 2007;

         WHEREAS, the Trustees of the Company now desire to further amend and restate the Establishment and Designation of Series to modify the name of the First Trust 10 Uncommon Values Portfolio to First Trust Target Focus Four Portfolio.

         NOW THEREFORE, the Trustees of the Company, this 18th day of July, 2007, hereby amend and restate the Establishment and Designation of Series as follows:

                    1. The Company consists of the following eight series of Membership Interests that have been established and designated by the Board of Trustees:

                       Target Managed VIP Portfolio
                       The Dow(sm) Target Dividend Portfolio
                       The Dow)sm) DART 10 Portfolio
                       Global Dividend Target 15 Portfolio
                       S&P Target 24 Portfolio
                       Value Line(R) Target 25 Portfolio
                       NASDAQ(R) Target 15 Portfolio
                       First Trust Target Focus Four Portfolio

                    2. Each Fund shall be authorized to hold cash, invest in securities, instruments and other property and use investment


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         techniques as from time to time approved by the Trustees and thereafter described in the Company's then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Membership Interests of such Funds. Each Membership Interest of each Fund shall be redeemable, shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters on which the Member, in its capacity as the holder of the Membership Interests of that Fund, may vote in accordance with the Agreement, shall represent a pro rata beneficial interest in the assets allocated or belonging to such Fund, and shall be entitled to receive its pro rata share of the net assets of such Fund upon liquidation of such Fund, all as provided in the Agreement, including, without limitation,
         Article IV, Sections 4.2 and 4.5 thereof. The proceeds of the sale of Membership Interests of each Fund, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to such Fund, unless otherwise required by law.

                    3. The Member, in its capacity as the holder of the Membership Interests of each Fund, shall vote Membership Interests of each Fund separately as a class on any matter to the extent required by, and any matter shall be deemed to have been effectively acted upon with respect to such Fund as provided in, Rule 18f-2, as from time to time in effect, under the Investment Company Act of 1940, as amended (the "1940 Act"), or any successor rules, and by the Agreement.

                    4. The assets and liabilities of the Company shall be allocated among each Fund and any other series of Membership Interests that may be established from time to time as set forth in Article IV,
         Section 4.5 of the Agreement.

                    5. The designation of each Fund hereby shall not impair the power of the Board of Trustees from time to time to designate additional series of Membership Interests of the Company, including those that may be senior to existing series.

                    6. Subject to the applicable provisions of the 1940 Act and the provisions of Article IV, Sections 4.2 and 4.5 of the Agreement, the Board of Trustees shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of each Fund now or hereafter created, or to otherwise change the special relative rights of each Fund designated hereby without any action or consent of the Member.

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                           IN WITNESS WHEREOF, the undersigned, being the
         Trustees of the Company, have executed this instrument as of this 18th day of July, 2007.


        /s/ James A. Bowen               /s/ Richard E. Erickson
        -------------------------        -----------------------
        James A. Bowen                   Richard E. Erickson
        Trustee                          Trustee


        /s/ Niel B. Nielson              /s/ Thomas R. Kadlec
        -------------------------        --------------------
        Niel B. Nielson                  Thomas R. Kadlec
        Trustee                          Trustee


        /s/ Robert F. Keith
        -------------------------
        Robert F. Keith
        Trustee